Exhibit 4.88

Maximum Guaranty Contract

Contract no. 2014JIYINZUIBAOZIDI14120745

Guarantor : LIYONGHUI

Guarantee : CITIC Shijiazhuang Branch

Signing Date : June27, 2014

Pledge Definition :   To ensure multiple loans Party B (Guarantee) has lent to Shijie Kaiyuan Auto Trading Group Co., Ltd., Party A (Guarantor) is willing to provide guaranty for Party B.

Maximum Amount: RMB90,000,000

Pledge Term : From August 29, 2013 to February 14,2014